Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements listed below of our report dated June 4, 2024, with respect to the statements of net assets available for benefits of The Coca‑Cola Company 401(k) Plan as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule of schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2023, which report appears in the annual report on Form 11-K of The Coca-Cola Company 401(k) Plan for the year ended December 31, 2023:

1.Registration Statement No. 333-179707 on Form S-8, dated February 27, 2012

2.Registration Statement No. 333-224573 on Form S-8, dated May 1, 2018

/s/ BANKS, FINLEY WHITE & CO.

Atlanta, Georgia
June 4, 2024